UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

GENCO SHIPPING & TRADING LIMITED

(Name of Registrant as Specified in its Charter)

DIANA SHIPPING INC.

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on the table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Exhibit 99.1

Corporate Contact:
Margarita Veniou
Chief Corporate Development, Governance &
Communications Officer and Board Secretary
Telephone: + 30-210-9470-100
Email: mveniou@dianashippinginc.com
Website: www.dianashippinginc.com
X: @Dianaship
Investor Relations Contact:
Nicolas Bornozis / Daniela Guerrero
Capital Link, Inc.
230 Park Avenue, Suite 1540
New York, N.Y. 10169
Tel.: (212) 661-7566
Email: diana@capitallink.com
Media Contact:
Mark Semer / Grace Cartwright
Gasthalter & Co.
Tel: (212) 257-4170
DianaShipping@gasthalter.com

DIANA SHIPPING INC. COMMENTS ON GENCO SHIPPING & TRADING REJECTION
OF DIANA’S INCREASED OFFER TO ACQUIRE GENCO,
MADE IN PARTNERSHIP WITH STAR BULK CARRIERS
Diana Urges Genco Board to Engage in Good Faith Negotiations to Reach Definitive Agreement
Proposal Has No Execution Risk Given Financing Commitment from Leading Banks
Agreement With Star Bulk Will Have No Impact on Genco Shareholders
Genco Shareholders Are Being Denied Opportunity to Realize Premium Valuation
Diana to Move Forward With Effort to Elect Slate of Independent Director Nominees That Will Be Open to All Opportunities to Maximize Shareholder Value, Including Diana’s Proposal
Athens, Greece – March 20, 2026 – Diana Shipping Inc. (NYSE: DSX) (“Diana” or the “Company”), a global shipping company specializing in the ownership and bareboat charter-in of dry bulk vessels that owns approximately 14.8% of the outstanding shares of common stock of Genco Shipping & Trading Limited (NYSE: GNK) (“Genco”), today commented on the Genco Board of Directors’ (the “Genco Board”) rejection of Diana’s increased and fully financed all-cash offer to acquire all of the issued and outstanding shares of Genco not already owned by Diana for $23.50 per share. The increased offer was made on March 6, 2026 in partnership with Star Bulk Carriers Corp. (Nasdaq: SBLK) (“Star Bulk”).
Semiramis Paliou, Diana’s Chief Executive Officer, commented:
“Our fully financed increased offer is an attractive opportunity for all Genco shareholders to realize a premium valuation in line with Genco’s implied NAV, using the Company’s own fleet values publicly disclosed in its February 18, 2026 investor presentation.1 Rather than constructively engage with Diana regarding our premium proposal, the Genco Board has for the second time dismissed it without seeking any clarification.
“At the same time, they have continued to raise unfounded questions about our financing that are clearly disproved by our public disclosures. The total $1.433 billion financing is fully committed and not conditional on the sale of vessels to Star Bulk. Genco is fully aware that the firm commitment for $1.102 billion of acquisition debt financing that we have publicly disclosed provides us with sufficient proceeds to complete the $23.50 per share transaction, and that the additional fully committed $331 million relates only to a voluntary refinancing of Diana’s existing debt and has no bearing on our ability to close. Genco’s suggestions to the contrary are simply false and appear intended to divert attention from the fact that our proposal is fully financed. Consistent with this diversionary approach, Genco has also focused on the price at which we intend to sell selected Genco vessels to Star Bulk, which also is not relevant to our ability to complete the proposed transaction and does not have any impact on Genco shareholders.

1 Source: Genco Shipping & Trading Limited, Q4 2025 Earnings Presentation, slide 6. Available at: https://s29.q4cdn.com/147998086/files/doc_financials/2025/q4/Genco-Q4-2025-Earnings-Presentation.pdf

“Genco’s actions lead us to conclude that this Board and management team are more focused on entrenching themselves than maximizing value for their shareholders. We, therefore, have no choice but to proceed with our effort to elect to the Genco Board independent directors who will act in the best interest of all shareholders by exploring all meaningful opportunities for value creation.”
Diana continues to call on its fellow Genco shareholders to urge the Genco Board and management team to act favorably with respect to Diana’s fully financed premium offer.
About Diana Shipping Inc.
Diana Shipping Inc. (NYSE: DSX) is a global provider of shipping transportation services through its ownership and bareboat charter-in of dry bulk vessels. The Company’s vessels are employed primarily on short to medium-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes.
About Star Bulk Carriers Corp.
Star Bulk is a global shipping company providing worldwide seaborne transportation solutions in the dry bulk sector. Star Bulk’s vessels transport major bulks, which include iron ore, minerals and grain, and minor bulks, which include bauxite, fertilizers and steel products. Star Bulk was incorporated in the Marshall Islands on December 13, 2006 and maintains executive offices in Athens, New York, Stamford and Singapore.
Cautionary Statement Regarding Forward-Looking Statements
Matters discussed in this press release and other statements made by the Company may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements regarding the intent, beliefs, expectations, objectives, goals, future events, performance or strategies and other statements of the Company and its management team, which are other than statements of historical facts.
The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. These forward-looking statements relate to, among other things, the Company’s proposal to acquire Genco and the anticipated benefits of such a transaction, and the Company’s ability to finance such transaction. Forward looking statements can be identified by words such as “believe,” “will,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.
The forward-looking statements in this press release and in other statements made by the Company are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, Company management’s examination of historical operating trends, data contained in the Company’s records, Genco’s public filings and disclosures and data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond the Company’s control, the Company cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

The forward-looking statements in this press release are based on current expectations, assumptions, and estimates, and are subject to numerous risks and uncertainties. These include, without limitation, risks relating to: (i) the possibility that the proposed transaction may not proceed; (ii) the ability to obtain regulatory or shareholder approvals, if required; (iii) the risk that Genco’s Board of directors or management may continue to oppose the proposal or not respond to further attempted engagement by Diana; (iv) failure to realize anticipated benefits of the transaction; (v) changes in the financial or operating performance of the Company or Genco; and (vi) general economic, market, and industry conditions. These and other risks are described in documents filed by the Company with, or furnished by the Company to, the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 20-F for the fiscal year ended December 31, 2025, and its other subsequent documents filed with, or furnished to, the SEC. The Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Additional Information
The Company and the other Participants (as defined below) expect to file a preliminary proxy statement and accompanying universal proxy card with the SEC to be used to solicit proxies for, among other matters, the election of Diana’s director nominees to the board of directors of Genco at Genco’s 2026 Annual Meeting, the passage of Diana’s proposal to repeal, at the Genco’s 2026 Annual Meeting, by-laws of Genco not publicly disclosed by Genco on or prior to August 28, 2025 and a proposal that the board of directors of Genco conduct a process to explore strategic alternatives. Promptly after the filing of a definitive proxy statement with the SEC, Diana expects to mail or otherwise send the Participants’ definitive proxy statement and accompanying universal proxy card to each Genco shareholder entitled to vote at the 2026 Annual Meeting.  Stockholders of Genco are strongly advised to read the Participants’ proxy statement and other proxy materials as they become available because they will contain important information.  The Participants’ proxy statement and other proxy materials, when filed, will be available at no charge on the SEC’s website at www.sec.gov.
The participants in the proxy solicitation (the “Participants”) are the Company; Semiramis Paliou, Director and Chief Executive Officer of the Company; Simeon Palios, Director and Chairman of the Company; Ioannis G. Zafirakis, Director and President of the Company; Maria Dede, co-Chief Financial Officer and Treasurer of the Company; Margarita Veniou, Chief Corporate Development, Governance & Communications Officer and Secretary of the Company; Evangelos Sfakiotakis, Chief Technical Investment Officer of the Company; Maria-Christina Tsemani, Chief People and Culture Officer of the Company; Anastasios Margaronis, Director of the Company; Kyriacos Riris, Director of the Company; Apostolos Kontoyannis, Director of the Company; Eleftherios Papatrifon, Director of the Company; Simon Frank Peter Morecroft, Director of the Company; and Jane Sih Ho Chao, Director of the Company along with Diana’s nominees, Jens Ismar, Gustave Brun-Lie, Quentin Soanes, Paul Cornell, Chao Sih Hing Francois, and Vicky Poziopoulou.
As of the date hereof, the Company is the beneficial owner of 6,413,151, representing approximately 14.8% of the outstanding shares of common stock of Genco.  On March 6, 2026, the Company submitted a revised proposal to acquire all of the outstanding shares of Genco common stock it did not own for $23.50 per share in cash.